                                                                      EXHIBIT 12


                     THE HERTZ CORPORATION AND SUBSIDIARIES
         CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS OF DOLLARS EXCEPT RATIOS)
                                    UNAUDITED

                                                          Three Months Ended
                                                               March 31,
                                                       -------------------------
                                                          2002            2001
                                                       ---------       ---------
Loss before income taxes                               $ (59,240)      $  (5,805)


Interest expense                                          86,586         104,619


Portion of rent estimated to represent the
    interest factor                                       27,911          26,867
                                                       ---------       ---------


Earnings before income taxes and fixed charges         $  55,257       $ 125,681
                                                       =========       =========


Interest expense (including capitalized interest)      $  86,954       $ 104,951


Portion of rent estimated to represent the
    interest factor                                       27,911          26,867
                                                       ---------       ---------


Fixed charges                                          $ 114,865       $ 131,818
                                                       =========       =========


Ratio of earnings to fixed charges                           .48 (a)         .95 (a)
                                                       =========       =========


(a) Results for the three months ended March 31, 2002 and 2001 were insufficient to cover fixed charges. The coverage deficiency was approximately $59.6 million and $6.1 million for the three months ended March 31, 2002 and 2001, respectively.